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Exhibit 99.4

Consent of Morgan Stanley & Co. Incorporated

        We hereby consent to the use in the Registration Statement of Zoran Corporation ("Zoran") on Form S-4 and in the Joint Proxy Statement/Prospectus of Oak Technology, Inc. ("Oak") and Zoran, which is part of the Registration Statement, of our opinion dated May 4, 2003 appearing as Annex E to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading "Summary of the Joint Proxy Statement/Prospectus-Proposal 1: The Merger-Opinions of Financial Advisors," "Proposal 1: The Merger and Related Transactions-Background of the Merger", "Proposal 1: The Merger and Related Transactions-Reasons for the Merger" and "Proposal 1: The Merger and Related Transactions-Opinion of Financial Advisor to Oak." In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED
	By:	/s/ Charles A. Smith
Charles A. Smith Executive Director
New York, New York June 9, 2003

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  Exhibit 99.4
Consent of Morgan Stanley & Co. Incorporated